As filed with the Securities and Exchange Commission on February 22, 2024

Registration No. 333-267474

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1
TO
FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

PARTS iD, INC.

(Exact name of registrant as specified in its charter)

Delaware	81-3674868
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1 Corporate Drive, Suite C

Cranbury, New Jersey 08512

Telephone: (609) 642-4700

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Lev Peker

Chief Executive Officer

PARTS iD, Inc.

1 Corporate Drive, Suite C

Cranbury, New Jersey 08512

Telephone: (609) 642-4700

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Andrew P. Gilbert, Esq.

James M. Fischer, Esq.

DLA Piper LLP (US)

51 John F. Kennedy Parkway, Suite 120

Short Hills, New Jersey 07078

Telephone: (973) 520-2550

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☒
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

DEREGISTRATION OF SECURITIES

On September 16, 2022, PARTS iD, Inc., a Delaware corporation, or the Company, filed a shelf registration statement on Form S-3 (Registration No. 333-267474), or the Initial Registration Statement, with the Securities and Exchange Commission, or the Commission. On October 11, 2022, the Company filed a Pre-Effective Amendment No. 1 to the Initial Registration Statement, or the Amended Registration Statement, with the Commission. The Initial Registration Statement and the Amended Registration Statement are collectively referred to herein as, the Registration Statement. The Registration Statement registered the offer and sale from time to time of the Company’s Class A common stock, preferred stock, warrants, debt securities, stock purchase contracts, units and rights to purchase common stock in an amount not to exceed $100,000,000, which we refer to collectively as the Registered Securities.

The Company is filing this Post-Effective Amendment No. 1 to terminate the offering and withdraw and remove from registration the unissued and unsold Registered Securities, issuable by the Company pursuant to the Registration Statement.

In accordance with the undertakings made by the Company in the Registration Statement to remove from registration by means of post-effective amendment any of the Registered Securities that remain unsold at the termination of the offering, the Company hereby terminates the effectiveness of the Registration Statement and removes from registration the Registered Securities that remain unsold or unissued under the Registration Statement as of the date hereof.

Following effectiveness of this Post-Effective Amendment No. 1, the Registrant intends to file a Form 15 to terminate its duty to file reports under Section 13(a) and 15(d) of the Securities Exchange Act of 1934, as amended.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cranbury, New Jersey, on February 22, 2024.

PARTS ID, INC.

By:	/s/ Lev Peker
Lev Peker
Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment to the Registration Statement has been signed by the following persons in the capacities and on the dates stated.

Signature	Title	Date

/s/ Lev Peker	Director and Chief Executive Officer	February 22, 2024
Lev Peker	(Principal Executive Officer)

/s/ Arkady Goldinstein	Interim Chief Financial Officer	February 22, 2024
Arkady Goldinstein	(Interim Principal Financial Officer and Interim Principal Accounting Officer)

/s/ Prashant Pathak	Chairman of the Board of Directors	February 22, 2024
Prashant Pathak

/s/ Aditya Jha	Director	February 22, 2024
Aditya Jha

/s/ Darryl T.F. McCall	Director	February 22, 2024
Darryl T.F. McCall

/s/ Rahul Petkar	Director	February 22, 2024
Rahul Petkar

/s/ Edwin J. Rigaud	Director	February 22, 2024
Edwin J. Rigaud

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